Exhibit 99.2

JARDEN CORPORATION

RECONCILIATION OF GAAP TO NON-GAAP

Supplemental Pro Forma Financial Information (unaudited)

($ in millions)
	Jarden 12 Months Ended 6/30/2013	Yankee Candle 52 Weeks Ended 6/29/2013	Pro Forma 12 Months Ended 6/30/2013
Net sales	$6,865	$863	$7,728
Adjusted EBITDA (Segment Earnings)	$813	$205	$1,018

Jarden Latest Twelve Months (“LTM”) Segment Earnings Reconciliation (unaudited)

($ in millions)	Year Ended	Six Months Ended		LTM Ended
	12/31/2012	6/30/2013	6/30/2012	6/30/2013
Reconciliation of Non-GAAP measure:
Net income	$244	$72	$118	$198
Income tax provision	148	42	70	120
Interest expense, net	185	96	90	191
Loss on early extinguishment of debt	—	26	—	26

Operating Earnings	$577	$236	$278	$535
Adjustments to reconcile to Segment Earnings
Depreciation and amortization	$153	$76	$71	$158
Fair market value adjustments to inventory	6	5	—	11
Reorganization costs, net	27	2	—	29
Acquisition-related and other costs, net	17	—	—	17
Venezuela devaluation-related charges	—	29	—	29
Cumulative adjustment of stock compensation	34	—	—	34

Segment Earnings	$814	$348	$349	$813

Yankee Candle Segment Earnings Reconciliation (unaudited)

($ in millions)	52 Weeks Ended 12/29/2012	26 Weeks Ended		52 Weeks Ended 6/29/2013
		6/29/2013	6/30/2012
Reconciliation of Non-GAAP measure:
Net income (loss)	$33	$(18)	$(28)	$43
Provision of income taxes	22	(9)	(16)	29

Income (loss) from continuing operations before provision for income taxes	$55	$(27)	$(44)	$72

Adjustments to reconcile to Income from continuing operations before provision for income taxes
Interest expense	$107	$49	$53	$103
Depreciation and amortization	35	17	18	34
Amortization included in interest expense	(7)	(4)	(3)	(8)
Realized gain on derivative contracts	(8)	(2)	(4)	(6)

EBITDA from Continuing Operations	$182	$33	$20	$195

Loss on early extinguishment of debt	13	—	13	—
Restructuring costs	2	1	1	2
Non-recurring advisory fee	1	1	1	1
Realized losses on foreign currency	1	—	1	—
Non-cash equity based compensation	1	—	—	1
Other one-time charges	1	1	1	1
Estimated impact of certain non-recurring events	5	1	1	5

Segment Earnings	$206	$37	$38	$205